FINAL TRANSCRIPT Conference Call Transcript **JAZ - Q1 2007 Jazz Technologies Earnings Conference Call Event Date/Time: May. 22. 2007 / 1:30PM PT

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FINAL TRANSCRIPT
May. 22. 2007 / 1:30PM PT, **JAZ - Q1 2007 Jazz Technologies Earnings Conference Call

CORPORATE PARTICIPANTS

Gil Amelio
Jazz Technologies Inc - Chairman, CEO

Paul Pittman
Jazz Technologies Inc - CFO, CAO

CONFERENCE CALL PARTICIPANTS

Craig Berger
Wedbush - Analyst

Illary Rosaboxy
Max Investment Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1, 2007, Jazz Technologies earnings conference call. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Mr. Gilbert Amelio, Chairman and CEO of Jazz Technologies. Please proceed, sir.

Gil Amelio - Jazz Technologies Inc - Chairman, CEO

Good afternoon, and thank you for joining today's conference call. As the announcer said, I'm Gil Amelio, Chairman and CEO of Jazz Technologies and I'm pleased to host today's call along with Paul Pittman, our Chief Financial and Administrative Officer and our Vice President of Finance and Corporate Controller, Harsha Tank. The purpose of this call is to go over the first quarter 2007 financial and operating results and to share with you our outlook for the second quarter and our longer term strategic goals. After the prepared comments, participants of the live call will have an opportunity to ask questions. The webcast of this call will be archived on our website for the next 90 days.

I would like to remind everyone that some of the information we'll discuss today constitutes forward-looking statements. Forward-looking statements include statements regarding the expected impact of our cost cutting programs, our expectations and forecasts regarding free cash flow and revenues for the remainder of 2007 and beyond, and our expectations regarding industry conditions, the inventory correction of our industry, and the recovery of demand and our expectations related to future purchases under our stock repurchase program. Actual results could differ materially from our current expectations. To understand the risks that could cause the results to differ, please refer to the risk factors identified in our latest annual report on Form 10-K and current report on Form 10-Q, which are filed with the Securities and Exchange Commission. At this point, I would now like to turn the call over to Paul who will go over the first quarter financial results.

Paul Pittman - Jazz Technologies Inc - CFO, CAO

Thank you, Gil. Please note that in our press release issued by the Company last week, we presented two different sets of financials. Our pro forma results assumed that the acquisition of Jazz Semiconductor occurred on January 1, 2007, whereas our GAAP financials exclude Jazz Semiconductor results for the period between January 1 of 2007, and February 16 of 2007, the date on which the acquisition was consummated. In my overview, I will focus on pro forma results, which we believe better represent the underlying operating performance of the combined company.

Q1 '07 was a difficult quarter for Jazz Technologies. Our business was impacted by the industrywide inventory correction, as well as certain operational inefficiencies inherited from Jazz Semiconductor, which prevented us from being sufficiently flexible during the down cycle. First quarter pro forma revenue was $48.1 million, above the preliminary range that we provided on April 2, and below the 55.9 million posted by Jazz Semiconductor in the first quarter of 2006. The inventory correction had a greater impact on our standard process revenues, which declined to $9.6 million in Q1 '07 from $19.6 million in first quarter of 2006. By contrast, our specialty process revenue increased year-over-year to $38.5 million, and accounted for 80% of total revenue.

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FINAL TRANSCRIPT
May. 22. 2007 / 1:30PM PT, **JAZ - Q1 2007 Jazz Technologies Earnings Conference Call

In Q1 '06, specialty process business generated $36.3 million, or 65% of total revenues. The revenue decline also impacted our profitability, given the significant percentage of fixed costs in our operating structure, which is typical of a capital intensive business. Pro forma adjusted EBITDA was $0.5 million, in line with the preliminary range given on April 2. Pro forma adjusted EBITDA excludes any costs related to the purchase price accounting, transaction costs, nonrecurring costs related to personnel reductions, public company costs, and management salaries of the parent company. These adjustments were made to facilitate the comparison of our first quarter results with the Jazz Semiconductor financial performance prior to the merger close. Please consult our first quarter earnings press release for a detailed reconciliation of pro forma adjusted EBITDA to pro forma net loss.

In the first quarter of 2007, pro forma free cash flow was negative $12.4 million or negative $0.52 per share based on 24 million shares outstanding as of March 30, 2007. We believe free cash flow as measured by subtracting CapEx and net interest cost from pro forma EBITDA provides a reasonable measure of Jazz's ability to generate net cash through its operations. We have posted on our website a detailed reconciliation of pro forma free cash flow to pro forma net loss. Our business is capital intensive and acquisitions are an important part of our growth strategy. The purchase price adjustments associated with acquisitions are likely to result in significant noncash expenses, including fab depreciation, amortization of intangibles, IP R&D writeoffs, et cetera. We believe that the materiality and year-over-year volatility of these charges diminish the value of operating income as a measurement that reflects the underlying portion of our business. We believe an analysis of free cash flow allows to us track our progress as we work to grow the Company and make it more operationally efficient.

Now turning to the balance sheet. As of May 18, 2007, Jazz Technologies had approximately $35 million in cash, cash equivalents, and short-term investments. Total debt on the balance sheet was $166.8 million, representing the convertible senior notes. Frankly, we are disappointed with our first quarter performance. While macro economic and industry conditions were a big factor behind declining revenues, the existing cost structure exacerbated their impact. The cost structure of Jazz Semiconductor was certainly bulky and following the acquisition we spent a lot of time on identifying areas in which we could cut costs and formulate an overall plan to make the Company more efficient and nimble.

As we shared with you on April 2, conference call, the first quarter -- in the first quarter we initiated phase one of our cost cutting program, including a work force reduction of approximately 55 people. The annualized impact of this reduction is approximately $6 million, starting in Q2 '07. Phase two of the program involves further cost reductions coming from manufacturing improvements, streamlining of our purchasing efforts and additional organizational efficiencies. Our goal is to generate additional savings of 10 to $15 million per year. We expect to see the initial impact of Phase II initiatives starting in Q3 '07. The ultimate goal is to generate free cash flow at all reasonable levels of fab loading. We currently expect that free cash flow will improve in the second quarter from its current levels. Based on current forecasts we should start generating positive free cash flow in Q4 '07 and beyond. This forecast is based on expectations that, A, revenues will gradually increase from the first quarter levels and that B, we will continue our efforts toward enhanced manufacturing efficiencies, thoughtful cost cutting, and a disciplined approach to budgeting and an emphasis on high-end specialty processes. And now let me turn the call back to Gil, who will discuss the operational aspects of our performance in the first quarter, and also share our second quarter outlook. Gil?

Gil Amelio - Jazz Technologies Inc - Chairman, CEO

Thank you, Paul. As Paul mentioned, our merger with Jazz Semiconductor coincided with an industry wide inventory correction, which presented some additional challenges to our management team on top of standard issues encountered during the postmerger transition period. I want to emphasize, however, that my outlook for the Company has not changed. I believe that Jazz Technologies has tremendous growth potential and view the current market softness as an opportunity to better focus the Company on our long-term strategy. Let me go over a few things that are currently underway at Jazz.

First, we are aggressively pursuing new business, including customer acquisition and most importantly going after larger share of specialty manufacturing with our existing customers. I spent a lot of time meeting with executives at some of the largest semiconductor companies discussing their product road maps and identifying the areas where our specialty process know how can benefit their strategy and expedite their time to market. We believe there is a lot of interest in Jazz's capabilities, further reinforced by continued trend towards fabless and fab lite models in the semiconductor industry. I have been providing personal support to our sales team in converting this interest into design wins and ultimately into production orders. I also see a gradual increase in demand from current production customers as we begin to emerge from the inventory correction. As I said before, I believe that first quarter represented the bottom of this correction for Jazz, and I expect that we'll post a sequential revenue increase for the rest of 2007.

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FINAL TRANSCRIPT
May. 22. 2007 / 1:30PM PT, **JAZ - Q1 2007 Jazz Technologies Earnings Conference Call

At the same time, I would like to stress that we do not expect a fast turn around. For instance, we expect it will take one or two quarters for renewed demand to turn into shipments. Our typical sales process, including design phase, prototype phase, and evaluation phase can last anywhere from 8 to 26 months. We're working hard to reduce that, but the process will be shorter for existing customers and longer for brand new design wins. I expect that we will start seeing the meaningful financial impact of the recent uptick in demand as we move through the second half of this year.

Another step in implementing our strategies is to ensure that we have access to adequate manufacturing capacity. My recent discussions with our major customers indicate that there's a lot of interest in their part in running some of their most important strategic projects at our fabs, but to properly accommodate this interest, our worldwide manufacturing capacity has to be more than doubled from last year's levels. Our capacity expansion in Newport has now been substantially completed. We are in a process of reviewing our options for acquiring a fab in a lower cost region such as Asia. With the right strategic acquisition, we will be well prepared to accommodate large scale strategic products from our customers and be able to offer them competitive average selling prices for high volume orders. As we grow, Jazz will continue providing full service solutions, but the emphasis will be on the high end, high margin specialty process technologies. In the first quarter, standard process business took a big hit as Paul reported.

So as we recover from the down cycle, the revenue contribution from standard processes might temporarily increase from the first quarter levels. However, the 20%/80% standard to specialty revenue split remains our target mix. Our stock repurchase program also demonstrates our faith in this company and in the significant upside potential to current financial performance and current valuation levels. As of May 18, 2007, the Company had repurchased close to 3 million shares and 16.7 million warrants for approximately $29 million in cash. We currently have 24 million shares of common stock and 41.5 million warrants outstanding with an exercise price of $5.

In addition, our IPO underwriters have an option to purchase units at $7.50 per unit, that if exercised will result in an additional 1.25 million common shares outstanding and 2.5 million warrants outstanding with an exercise price of $6.65. Jazz also has 2.5 million shares subject to options granted today under the 2006 equity incentive plan. We intend to continue to pursue opportunities to simplify our capital structure, and we expect to remain active in the open market through our equity repurchase program.

Turning to guidance, based on current market conditions, we expect second quarter revenues to be in the $48 to $50 million range. We expect production volume will gradually improve as we exit the correction which will have a positive impact on our profitability. As Paul discussed we remain focused on cost reduction which is starting to yield tangible results at the EBITDA and the free cash flow level. Paul and I will continue to update you on our progress as we work on implementing the key elements of our strategy. These include a focus on higher margin specialty processes, a focus on building and serving our customer base, and a focus on managing our cost structure. Addressing these challenges will allow us to resume growing the business. Thank you for your attention and now let me open the call for questions. Operator.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Craig Berger with Wedbush, please proceed, sir.

Craig Berger - Wedbush - Analyst

Good afternoon. Thank you for taking my questions. Are you guys able to provide any insight into how much of the business was formation, versus nonformation customers and how the gross margin profiles for those businesses differ?

Paul Pittman - Jazz Technologies Inc - CFO, CAO

Let me -- let me -- this is Paul. Hi, Craig. Let me address that. We -- we are going to stop reporting as a company formation versus nonformation customers because we think as the business has evolved, it's frankly not particularly relevant. What we are reporting is specialty versus standard. It is fair to assume that a large portion of the standard revenue does come from those formation customers, but it is not entirely so, and to sort of simplify the data we put into the market, we are going to stick with the specialty standard breakdown. There was a second part of your question, if you would repeat it.

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FINAL TRANSCRIPT
May. 22. 2007 / 1:30PM PT, **JAZ - Q1 2007 Jazz Technologies Earnings Conference Call

Craig Berger - Wedbush - Analyst

Which was the gross margin profile for formation, versus nonformation or I guess specialty, versus non-specialty. Gross margins.

Paul Pittman - Jazz Technologies Inc - CFO, CAO

We -- I do not think we've got that in the public domain and I don't think we are prepared to put it there on this call. I'm sorry.

Gil Amelio - Jazz Technologies Inc - Chairman, CEO

I think as a general rule, you can assume that specialty processes command a better price than our standard processes, and that -- that is something that -- that we have -- we have commented on before. Understood. Obviously that's the reason for focusing on it.

Craig Berger - Wedbush - Analyst

Understood. Can you talk about your acquisition of additional capacity. Are you looking at a working fab or are you working at a shell and then buying equipment separately? What's the plan or what's the timetable that you see that unfolding over?

Gil Amelio - Jazz Technologies Inc - Chairman, CEO

We would like to be able to announce something this year. We are looking at primarily existing operating fabs that for one reason or another have put on the market. We have looked at about five or six at this point in time. We have not yet converged on one, but we are working literally in realtime to try to move that forward and hopefully we will be able to make progress where we can report in the not too distant future.

Craig Berger - Wedbush - Analyst

Do you think you will be able to do that within your existing $60 million facility or will you likely have to capitalize further?

Gil Amelio - Jazz Technologies Inc - Chairman, CEO

Well, we're -- we will have to finance it somehow. That is part of -- part of our consideration in looking at the deals we are looking at. But I think it's fair to say that each one of the ones we are looking at is sufficiently different from the other that I can't make any generalized comment about that. But my expectation is that the cost of such a fab as I commented during our road show, is likely to be in excess of $100 million, so it's not likely we will be able to cover that with our -- with our current structure. But there are lots of creative ways to finance an acquisition such as this.

Craig Berger - Wedbush - Analyst

Great. Last question for me and then I will let some others take a few. On -- I know you guys are talking in terms of EBITDA and free cash flow, but if we look forward, two or three years from now, if I look at gross margins, what kind of gross margins can your specialty foundry model kind of secularly support? Is it a 20%? Is it a 25%? What would be kind of a solid longer term view for people that do like to track out in time?

Gil Amelio - Jazz Technologies Inc - Chairman, CEO

The difficulty with that is because of the purchase -- the merger accounting, the depreciations and so forth we have on the books as a result of the rules we must follow are not particularly representative of what I think would be the case at other -- at our other competitors. So any number I mention to you is almost certainly going to be -- going to be wrong and therefore I hesitate a little bit. Let me say it this way, we expect to steadily improve our margins to the point where the things we do measure, EBITDA and free cash flow will become increasing percentages of sales and we would expect that on that basis, you will be able to compare us over the next two or three years favorably with respect to our peer group.

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FINAL TRANSCRIPT
May. 22. 2007 / 1:30PM PT, **JAZ - Q1 2007 Jazz Technologies Earnings Conference Call

Craig Berger - Wedbush - Analyst

Great. Thanks a lot. Good luck.

Paul Pittman - Jazz Technologies Inc - CFO, CAO

Thanks.

Operator

Your next question comes from the line of with [Illary Rosaboxy] with Max Investment Management. Please proceed.

Illary Rosaboxy - Max Investment Management - Analyst

Thanks, guys. I actually have two questions. One is why are we doing this call a week after the numbers come out? I mean, is this something we should assume is going to be an ongoing pattern, or what? And the second question is, can you guys just talk about your end markets and where you see your growth in '07 and '08? Thank you.

Paul Pittman - Jazz Technologies Inc - CFO, CAO

Yes, this is Paul. I will answer the first half of your question and then I will turn it over to Gil for the second portion. With regard to why we are doing it a week late, no, this will not be the normal operating standard that we follow. It was just -- it was purely because Gil and I were literally on opposite sides of the world on various priorities of the Company, including some customer calls and it was impossible to schedule.

Illary Rosaboxy - Max Investment Management - Analyst

Okay.

Gil Amelio - Jazz Technologies Inc - Chairman, CEO

In terms of the end markets we are focused on, as we have said on several occasions, we are focused on the convergence markets, and the -- sort of the bellwethers of that market tend to be communications and consumer. So I think it would be fair to say that's primarily the two markets we're focused on. I would say there's another way that you might break this out and one way we look at it is we look at sort of wire line, wireless, and that's obviously communications. And then we look at consumer, and then we look at power management. The reason power management is severed is because it cuts across all of those markets. We also do a little business in the general industrial category that doesn't fit any of the other above categories, and we do a little bit of aerospace and defense business as well, which represents 4 or 5% of the -- of the revenue. But our -- the key markets I mentioned were the -- were the first, primarily the communications and consumer sectors.

Illary Rosaboxy - Max Investment Management - Analyst

Okay. Thank you.

Operator

(OPERATOR INSTRUCTIONS) There are no further questions at this time.

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FINAL TRANSCRIPT
May. 22. 2007 / 1:30PM PT, **JAZ - Q1 2007 Jazz Technologies Earnings Conference Call

Gil Amelio - Jazz Technologies Inc - Chairman, CEO

Okay. Well, let me thank all of you for -- for joining our call. I hope you found it informative. It will be, in general, our policy to try to keep our investors informed as we go through the significant changes that we're taking this company. Just to reiterate a point I made in my comments, we're working during the -- this year, while we have this market softness condition to position the Company to take full advantage of the recovery when it comes about in 2008 and 2009. And so -- and in a way, this is sort of a little bit of a -- if there's -- if there's anything good about the recession, it's that it's giving us the time to really focus on that and position ourselves for being a much stronger company in the future. So I -- I appreciate all of your patience, and I hope you will continue to follow us closely. Thank you again very much.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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